Exhibit 10.46
THERMO FISHER SCIENTIFIC INC.
AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS
Granted under 2013 Stock Incentive Plan
1.Reference is made to the letter agreement (the “Letter Agreement”) dated as of November 10, 2022 between Thermo Fisher Scientific Inc. (the “Company”) and Marc N. Casper (the “Executive”) providing for the addition of retirement vesting provisions to certain of the Executive’s outstanding equity awards.

2.In accordance with the Letter Agreement, this amendment shall apply to the following restricted stock unit agreements granted to the Executive (each, a “Listed Award”):

a.Time Based Restricted Stock Unit Award granted February 23, 2022
b.Time Based Restricted Stock Unit Award granted February 23, 2021
c.Time Based Restricted Stock Unit Award granted February 25, 2020

3.A new paragraph (g) is added to the end of Section 3 of each Listed Award to read in its entirety as follows:

    “(g)    Retirement. If the Participant Retires from the Company prior to the Final Vesting Date, the RSUs that have not previously vested shall vest 100% upon the effective date of such Retirement, provided that the Retirement date occurs at least two years after the Award Date.”
4.Section 4(a) of each Listed Award is amended in its entirety to read as follows:
“(a)    The Company shall deliver Shares that become issuable pursuant to an RSU within the sixty (60) day period following the date the RSUs vest pursuant to Section 2 or 3 above, except that any RSUs that vest pursuant to Section 3(g) shall be delivered at the time such RSUs would have been delivered under Section 2 had the Participant remained an Eligible Participant.”
5.A new Section 15 is added to read in its entirety as follows:
“15. Retirement. For the purposes of this Agreement, the Participant shall be deemed to have "retired" from the Company (i) in the event of a non-employee director of the Company, when the Participant ceases to be a director of the Company or (ii) in the event of an employee of the Company, upon the Participant's resignation from employment with the Company either (A) after the age of fifty-five (55) and the completion of ten (10) continuous years of service to the Company comprising at least twenty (20) hours per week or (B) after the age of sixty (60) and the completion of five (5) continuous years of service to the Company comprising at least twenty (20) hours per week. For purposes of this Agreement and for the sake of clarity, subject to execution of a release of claims in a form acceptable to the Company, the Participant may seek to re-characterize any termination of employment initiated by the Company, or a subsidiary of the Company, that is not a termination for “Cause” (as defined in Section 1.2 of the

Exhibit 10.46
Severance Agreement) as a voluntary termination by reason of Retirement, in which case the Participant shall not be entitled to receive any severance or other benefits that would have otherwise been provided by the Company to the Participant pursuant to any agreement between the Company and the Participant or any Company policy. Any such determination shall be made by the Committee in its sole discretion.”
6.In each Listed Award, conforming changes are made to Section 2 and Section 3(a) by replacing the words “paragraphs (b) through (f)” with the words “paragraphs (b) through (g)”. Conforming changes are made to Section 5 by replacing the words “paragraphs (b), (c), (e) or (f) of Section 3 above” with the words “paragraphs (b), (c), (e), (f) or (g) of Section 3 above”.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Lisa P. Britt
Name:	Lisa P. Britt
Title:	Senior Vice President and
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Marc N. Casper
Marc N. Casper